Exhibit 99.3

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 005-017	Contacts: Jim Harp, CFO Hornbeck Offshore Services Temporary: 281-681-5943

For Immediate Release	Ken Dennard, Managing Partner DRG&E / 713-529-6600

Hornbeck Offshore Files Shelf Registration Statements

September 1, 2005, The Woodlands, Texas – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has filed a universal shelf registration statement on Form S-3 and an acquisition shelf registration statement on Form S-4 with the Securities and Exchange Commission.

Once declared effective by the Securities and Exchange Commission, the universal shelf on Form S-3 will enable the Company to sell from time to time, in one or more public offerings, up to $350 million of its common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of such securities. In addition, the selling stockholders named in the Form S-3 may, subject to certain conditions, offer up to 2,250,000 shares of the Company’s common stock in the future.

The acquisition shelf registration statement on Form S-4 will, once declared effective by the Securities and Exchange Commission, enable the Company to issue up to an additional $150 million of its common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of such securities, from time to time, in connection with acquisition transactions. These transactions may include the acquisition of assets, businesses or securities, whether by purchase, merger or any other form of business combination.

The registration statements relating to these securities have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

applicable registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. Any offer of these securities will be made solely by means of the prospectuses included in the registration statements and any prospectus supplements that may be issued with respect to such offerings.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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